Exhibit 10.2

DATED 16 SEPTEMBER 2024

Inseego Corp

and

Inseego International Holdings

Ltd

TRANSITIONAL SERVICES AGREEMENT

GREENBERG TRAURIG, LLP

The Shard, Level 8

32 London Bridge Street

London SE1 9SG

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1

2.	SERVICES AND SERVICE LEVELS	8

3.	Dependencies	11

4.	third party consents	11

5.	transition management	13

6.	SERVICE Changes	14

7.	service Charges and payment terms	15

8.	Compliance	17

9.	intellectual property	18

10.	DATA PROTECTION	19

11.	WARRANTIES	20

12.	recipient’s covenant	20

13.	Limitations of Liability	21

14.	Force Majeure	23

15.	term and termination	24

16.	Confidentiality	25

17.	FURTHER ASSURANCE	27

18.	COSTS AND PAYMENTS	27

19.	ENTIRE AGREEMENT	27

20.	INVALIDITY	28

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21.	AMENDMENTS, WAIVERS AND RIGHTS	28

22.	ASSIGNMENT and Sub-contracting	29

23.	Independent Contractors	29

24.	THIRD PARTY RIGHTS	30

25.	Dispute Resolution	30

26.	NOTICES	31

27.	COUNTERPARTS	32

28.	GOVERNING LAW AND JURISDICTION	33

Schedule 1 services		35

SCHEDULE 2 eXCLUDED SERVICES		36

Schedule 3 PERSONAL DATA PROCESSING SCHEDULE		37

Schedule 4 Brand and marketing		38

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THIS AGREEMENT is dated 2024 and made between:

(1)	INSEEGO CORP., a corporation incorporated in Delaware with registration number 6102479, whose registered office is 108 West 13th Street, Wilmington, Delaware, United States of America and whose corporate office is at 9710 Scranton Road, Suite 200, San Diego, California, United States of America (the “Supplier”); and

(2)	INSEEGO INTERNATIONAL HOLDINGS LTD a company incorporated in England and Wales (registered number 07750082) whose registered office is at Suite G3, South Central Millshaw Court, Global Avenue, Leeds, England, LS11 8PG (the “Recipient”).

INTRODUCTION

(A)	Inseego SA (Pty) Ltd (the “Seller”) and, with effect from the Signature Date, Light Sabre SPV Limited, and, with effect from the Novation Date (as such term is defined in the SPA), a company being incorporated in Mauritius, to be named “Ctrack Holdings” (the “Purchaser”) have entered into a share sale and purchase agreement dated on or around the date of this Agreement (the “SPA”) pursuant to which the Seller has agreed to sell and the Purchaser has agreed to purchase the entire issued share capital of the Recipient.

(B)	In connection with the SPA, the Supplier, as the parent of the Seller, has agreed to provide certain transitional services to the Recipient Group following Completion, in each case subject to, and on the terms of, this Agreement.

(C)	The Agreement also sets out the terms on which the Recipient Group shall be permitted to continue to use certain Intellectual Property (including trade marks and branding) of the Supplier Group for a transitional period following Completion.

IT IS AGREED that:

1.	DEFINITIONS AND INTERPRETATION

1.1	Defined terms

In this Agreement and the Introduction:

“Acquisition Documents” has the meaning given to it in the SPA;

“Affected Party” has the meaning given to it in clause 14.1;

“Applicable Law” means, with respect to either party or the services to be provided pursuant to this Agreement, any applicable laws which are in force from time to time;

“Background Intellectual Property Rights” means any Intellectual Property, other than Foreground Intellectual Property Rights, that is used in the course of or in connection with the provision of the Services;

“Brand” means the “Inseego” name and associated branding and trademarks set out in schedule 4;

“Business” means the telematics business carried on by the Recipient Group during the Operating Period;

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“Business Day” means any day other than a Saturday or Sunday or official public holiday in South Africa, the City of London or San Diego, California;

“Change in Law” means any change in Applicable Law or the introduction of any new Applicable Law which comes into effect after the Completion Date;

“Change Request” has the meaning given to it in clause 6.1.1;

“Companies Act” means the Companies Act 2006;

“Completion” means completion of the sale and purchase of the entire issued share capital of the Recipient pursuant to, and in accordance with, the SPA;

“Completion Date” means the date on which Completion occurs;

“Data Protection Laws” means all Applicable Law relating to personal data, information security and privacy matters including:

(a)	UK GDPR;

(b)	The Data Protection Act 2018;

(c)	Directive 2002/58/EC on Privacy and Electronic Communications and the Privacy and Electronic Communications (EC Directive) Regulations 2003 (as amended); and

(d)	any Applicable Law that amends, supplements, supersedes, repeals or replaces the foregoing, that implements their provisions in national law or that is intended to ensure the continued application of their provisions;

“Dispute” has the meaning given to it in clause 25;

“Dispute Notice” has the meaning given to it in clause 25.2.1;

“EEA” means the European Economic Area, established by the agreement on the European Economic Area;

“Excluded Services” shall mean all services outlined in Schedule 2 and all services rendered by the personnel of the Supplier and the Supplier Group, save for those services outlined in Schedule 1;

“Expenses” has the meaning given to it in clause 7.2;

“Force Majeure” means any circumstances beyond a party’s reasonable control, such as labour disturbances or labour disputes of any kind where they could not have been reasonably prevented by the party, accidents, civil disorders or commotions, war, acts of terrorism, acts of God, energy or other conservation measures, explosions, failure of utilities, mechanical breakdowns, material shortages beyond a party’s reasonable control, disease, pandemic, theft, or other occurrences, including any failure by a supplier or sub-contractor where such failure results from an event that would be an event of Force Majeure if it occurred in respect of a party;

“Foreground Intellectual Property Rights” means any Intellectual Property that arises or is obtained or developed by the Supplier, or by another member of the Supplier Group or a Third Party on the Supplier’s behalf, in the course of or in connection with the provision of the Services;

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“Insolvency Event” means in respect of a party:

(a)	the passing of a resolution for that party’s winding up, dissolution, administration or reorganisation (by way of company voluntary arrangement, a compromise or arrangement (under Part 26 or Part 26A of the Companies Act or otherwise) or the making of any order for its winding up, administration or reorganisation;

(b)	the making of an administration order by the court or the giving by such party or its officers, or any qualifying floating charge holder, of a notice of intention to appoint an administrator;

(c)	a provisional liquidator, liquidator, administrative receiver or other receiver, administrator, trustee or other similar officer taking possession of, or being appointed over, or an encumbrancer taking possession of, the whole or any part of its property;

(d)	the appointment of a receiver by any person or the court;

(e)	any distress, execution, sequestration or other process being levied on, or enforced against, the whole, or any part having an aggregate value of at least £50,000, of its property;

(f)	making proposals for, or entering into, a company voluntary arrangement (within the meaning of Part I Insolvency Act 1986), a compromise or arrangement (under Part 26 or Part 26A of the Companies Act) or otherwise making proposals for, or entering into, a composition, compromise, assignment or arrangement with any of its creditors;

(g)	any documents being filed with the court, or an application being made to the court, with a view to it obtaining a moratorium under Part A1 of the Insolvency Act 1986;

(h)	any application being made to strike it off the register pursuant to s1003 of the Companies Act or the registrar taking any steps in contemplation of striking it off the register;

(i)	it suspending or threatening to suspend payment of its debts or being unable to pay its debts within the meaning of s123 Insolvency Act 1986 or it being otherwise unable to pay its debts as they fall due;

(j)	any event occurring or subsisting which results, or would, with the lapse of time or the giving of notice or both, result, in any of its borrowing or indebtedness in the nature of borrowing (or any sum payable in respect of those amounts):

(i)	not being paid when due or within any originally applicable grace period;

(ii)	being declared to be, or becoming capable of being declared to be, or otherwise becoming, due and payable prior to its specified maturity; or

(iii)	being cancelled or suspended,

or in any security given in respect of that borrowing or indebtedness (or other sums so payable) being enforced; or

(k)	any procedure or step which is analogous to those stated in paragraphs (a) to (i) being taken in any jurisdiction,

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but, in respect of paragraphs (e), (h) or (k), excluding any action which is frivolous or vexatious or which is discharged, stayed or dismissed within 15 Business Days of commencement;

“Intellectual Property” means:

(a)	patents, utility models, trade marks, registered designs and applications and rights to apply for any of those rights, trade, business and company names, internet domain names and e-mail addresses, unregistered designs and design rights, unregistered trade marks, rights in get-up, rights to goodwill or to claim in passing-off (or for unfair competition), copyrights and related rights and allied rights, including moral rights, rights in performances, rights in recordings and topography rights, database rights and other rights in and relation to software, trade secrets, know-how, designs and inventions;

(b)	rights under licences, consents, orders, statutes or otherwise in relation to a right listed in paragraph (a); and

(c)	rights of the same or similar effect or nature as to those in paragraphs (a) and (b);

“LCIA” has the meaning given to it in clause 28.2;

“LCIA Rules” has the meaning given to it in clause 28.2;

“Long Stop Date” means four months from the Completion Date;

“Losses” means losses, damages, payments, costs, charges, expenses and/or other liabilities of any kind, including fees of all external legal advisers and their disbursements and out-of-pocket expenses, and “Loss” shall be construed accordingly;

“Marketing Collateral” means the marketing collateral described in schedule 4;

“Materials” means any data, documents and other written or otherwise recorded materials prepared by or on behalf of the Supplier exclusively for the Recipient in connection with the provision of the Services;

“Notice” means a notice, demand, request, statement, instrument, certificate or other communication given, delivered or made by either party to the other under, or in connection with, this Agreement;

“Operating Period” means the 6 month period immediately preceding the Completion Date;

“Proceedings” means any proceedings, suit or action arising out of or in connection with this Agreement including, where relevant, arbitration or other dispute resolution proceedings;

“Project Teams” and “Project Team” have the meanings given to them in clause 5.2.4;

“Purchaser Group” has the meaning given to it in the SPA;

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“Recipient Group” means the Recipient and its subsidiaries, details of each of which are set out in schedule 1 to the SPA, and “member of the Recipient Group” shall be construed accordingly;

“Recognised Investment Exchange” means any recognised investment exchange (as such term is defined in s285 Financial Services and Markets Act 2000) or an investment exchange that has been recognised by the UK Financial Conduct Authority as a designated investment exchange;

“Relevant Authority” means any government, government department or governmental, quasi-governmental, supranational, federal, statutory, administrative, regulatory, self-regulatory or investigative body, authority, court, tribunal or Recognised Investment Exchange in any jurisdiction;

“Representatives” means, in relation to either party, that party’s employees, agents and sub-contractors;

“Service Charges” means the charges to be paid for the Services pursuant to clause 7.1;

“Service Document” means a claim form, summons, order, judgment or other process relating to or in connection with any Proceedings;

“Service Termination Date” has the meaning given to it in clause 15.1;

“Services” means the services set out in schedule 1 and, if applicable, any additional services to be provided pursuant to, and in accordance with, clause 2.7.2, save for the Excluded Services, and “Service” means any one of the Services. If any services, functions, responsibilities or tasks not specifically described in Schedule 1 are required for the proper performance of the Services and are an inherent part of, or a necessary sub part included within the Services, such services, functions, responsibilities and tasks shall be deemed to be implied by and included within the scope of the Services to the same extent and in the same manner as if specifically described in this Agreement;

“Shared Services” means any of the Services that are also utilised by any member of the Supplier Group for its own purposes;

“SPA” has the meaning given to it in paragraph (A) of the Introduction;

“Statement” means any representation, warranty, statement, assurance, covenant, promise, undertaking, indemnity, guarantee or commitment (whether contractual or otherwise);

“Supplier Group” means the Supplier, its subsidiaries from time to time and any holding company of the Supplier from time to time, and all other subsidiaries of any such holding company from time to time (but excluding any member of the Recipient Group), and “member of the Supplier Group” shall be construed accordingly;

“Term” means the term of this Agreement, as provided in clause 15.1;

“Third Parties Act” means the Contracts (Rights of Third Parties) Act 1999;

“Third Party” means any person other than a member of the Supplier Group or member of the Recipient Group;

“Third Party Consents” has the meaning given to it in clause 4.1.1;

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“Third Party Supplier” has the meaning given to it in clause 4.2;

“Transition Manager” and Transition Managers” have the meanings given to them in clause 5.1.1;

“Transition Plan” has the meaning given to it in clause 5.3.1;

“UK GDPR” means Regulation (EU) 2016/679 (the General Data Protection Regulation) as it is saved and incorporated into UK law by the European Union (Withdrawal) Act 2018 and as modified by the Data Protection, Privacy and Electronic Communications (Amendments etc) (EU Exit) Regulations 2019; and

“VAT” means value added taxes, sales taxes, consumption taxes and other similar turnover taxes that are required by law or regulation to be disclosed as a separate item on an invoice.

1.2	Contents page and headings

In this Agreement the contents page and headings are included for convenience only and do not affect the interpretation or construction of this Agreement.

1.3	Clauses and the schedules

In this Agreement:

1.3.1	the Introduction and the schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to “this Agreement” shall include the Introduction and the schedules;

1.3.2	any reference to the “Introduction” is a reference to the statements about the background to this Agreement made above; and

1.3.3	any reference to a “clause” or a “schedule” is a reference to a clause of, or a schedule to, this Agreement, and any reference in a schedule to a “part” is to a part of that schedule.

1.4	Meaning of references

In this Agreement, any reference to:

1.4.1	a “company” is to any company, corporation or other body corporate (as defined in the Companies Act) wherever and however incorporated or established;

1.4.2	a “document” is to that document as supplemented, otherwise amended, replaced or novated from time to time;

1.4.3	“including” means including without limitation, “in particular” means in particular but without limitation, and other general words shall not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things;

1.4.4	“liability” under, pursuant to or arising out of (or any analogous expression) any agreement, contract, deed or other instrument includes a reference to contingent liability under, pursuant to or arising out of (or any analogous expression) that agreement, contract, deed or other instrument;

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1.4.5	a “person” includes any individual, firm, company, government, state or agency of state or any joint venture, association, trust or partnership, works council or employee representative body (whether or not having a separate legal personality);

1.4.6	a “person” includes a reference to that person’s legal personal representatives and successors;

1.4.7	a statute or statutory provision includes any consolidation or re-enactment, modification or replacement of the same and any subordinate legislation in force under any of the same from time to time except to the extent that any consolidation, re-enactment, modification or replacement enacted after the date of this Agreement would extend or increase the liability of either party to the other under this Agreement;

1.4.8	a time of the day is to London time, and references to a “day” are to a period of 24 hours running from midnight to midnight;

1.4.9	“writing” shall include any modes of reproducing words in a legible and non-transitory form, and emails shall be deemed to be in writing for these purposes; and

1.4.10	an obligation not to do something includes an obligation not to cause or allow that thing to be done.

1.5	Meaning of parties

In this Agreement any reference to a “party” or the “parties” is to a party or the parties (as the case may be) to this Agreement and shall include any successors and permitted assignees of a party and, for the purposes of clause 19.1, parties shall be deemed to include a reference to each other member of the Supplier Group (in the case of the Supplier) and each other member of the Recipient Group (in the case of the Recipient).

1.6	Conflict

In case of a conflict between the provisions of either schedule and the provisions of the main body of this Agreement, the provisions of the main body of this Agreement shall prevail.

1.7	Companies Act definitions

In this Agreement “subsidiary” and “holding company” have the meanings given to them in the Companies Act save that, for the purposes of s1159 Companies Act, a company shall be treated as a member of another company if:

1.7.1	any of its subsidiaries is a member of the subsidiary; or

1.7.2	any shares in that other company are held by a person acting on behalf of the company or any of its subsidiaries.

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2.	SERVICES AND SERVICE LEVELS

2.1	Services

With effect from, and subject to, Completion, the Supplier shall, or shall procure that another member of the Supplier Group shall, provide the Services to the Recipient Group in accordance with the terms and conditions of this Agreement.

2.2	Service recipients

2.2.1	The Services are being provided solely for the benefit of the Recipient Group, and the Recipient shall procure that the members of the Recipient Group use the Services only for substantially the same purposes and in substantially the same manner as members of the Recipient Group used the Services during the Operating Period in connection with the conduct of the Business.

2.2.2	The Recipient shall procure that the members of the Recipient Group shall not resell any of the Services to any person whatsoever or permit the use of the Services by any person other than themselves in connection with the conduct of the Business in the same manner as conducted during the Operating Period.

2.3	Service levels

Subject to the other provisions of this Agreement, the Supplier shall provide the Services with a reasonable degree of diligence, skill and care and to a level and standard which is no less than the average level and standard to which those Services (or similar services) were performed by the Supplier Group during the Operating Period.

2.4	No implied warranties

2.4.1	Except to the extent set out expressly in this Agreement, all conditions, warranties or other terms which might have effect between the parties or be implied or incorporated into this Agreement (whether by statute, common law or otherwise) are hereby excluded to the fullest extent permitted by Applicable Law.

2.4.2	Without prejudice to the general nature of clause 2.4.1, unless this Agreement specifically states otherwise, the Supplier does not make any representations or warranties with respect to any Service, including any warranties as to non-infringement, service availability, stability, fitness for a particular purpose or conformity to any description.

2.5	Recipient’s acknowledgements

2.5.1	The Recipient acknowledges and agrees that the Supplier:

(a)	is not under any duty to hire additional staff to supply any of the Services and is under no obligation to provide any Service if to do so would require the Supplier to provide any IT system or service in addition to those used to provide the Services to the Recipient Group during the Operating Period;

(b)	is not required to enter into any long-term commitment or make any particular investment in its facilities or systems in order to supply the Services;

(c)	is not required to provide Services that are greater in nature or scope than the comparable services performed by the Supplier during the Operating Period;

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(d)	cannot guarantee any set outcome or result of the performance of any of the Services; and

(e)	provided that the Supplier has complied with the requirements of clause 2.3 while performing a particular Service, shall have no liability to the Recipient or any member of the Recipient Group if the desired outcome or result of such Service is not achieved or is not achieved in a particular timescale.

2.5.2	The Recipient acknowledges and agrees that the Services are intended to be transitional in nature and shall be provided by the Supplier Group only during the Term (or, as applicable, part thereof) and that the Term, unless otherwise agreed in writing, is not intended to be renewed or extended.

2.5.3	The Recipient shall endeavour in good faith to obtain a replacement of each Service or reduce the level and/or volume of each Service and to terminate the Services, as soon as reasonably practicable after the Completion Date.

2.5.4	The Recipient hereby acknowledges and agrees that:

(a)	the Supplier and the other members of the Supplier Group are not professional suppliers of the types of services included in the Services;

(b)	the personnel providing such Services may have other responsibilities to the businesses of the Supplier and other members of the Supplier Group to which such personnel are required to devote substantial time; and

(c)	such personnel will not be dedicated full-time to performing the Services.

2.5.5	Notwithstanding anything to the contrary contained in this Agreement, the parties recognise that some of the Services shall be provided by the Supplier and/or any other member of the Supplier Group utilising one or more individuals who have knowledge or skills related to a particular Service.

2.5.6	In the event that any such individual is not retained by the relevant member of the Supplier Group to provide the relevant Service, or in the event that any personnel of any other member of the Supplier Group leave the employment of that member during the Term, the Supplier shall use its reasonable endeavours to continue such Service and mitigate the impact of such loss of personnel, provided that the Supplier shall have no obligation to replace such individual(s).

2.5.7	To the extent that, despite the Supplier using such reasonable endeavours, such Service cannot be continued by the Supplier and/or another member of the Supplier Group then the issue shall be referred to the Transition Managers for resolution in accordance with clause 5.

2.5.8	Any member of the Supplier Group may enforce the terms of this clause 2.5 subject to, and in accordance with, the provisions of the Third Parties Act and clause 24.2.

2.6	Provision of Services

2.6.1	The Supplier shall, in its sole discretion, have the right to provide the Services itself or either:

(a)	through any other member or members of the Supplier Group; or

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(b)	through any Third Party or Third Parties engaged by the Supplier,

in each case, in accordance with clause 22.4.

2.6.2	The Recipient acknowledges and agrees that if the Supplier uses any Third Party to provide any of the Services, the Supplier shall not be required to pay or reimburse such Third Party in respect of the same unless and to the extent such payment and/or reimbursement is listed in this Agreement as being payable by the Supplier as part of the Service Charges with respect to such Service.

2.6.3	The Recipient acknowledges that the Supplier and other members of the Supplier Group may be providing to other members of the Supplier Group similar services to (and/or services that involve the same resources as those used to provide) the Services. The Supplier reserves the right to modify the Services provided that:

(a)	such modifications are also applicable to the provision of services to other members of the Supplier Group in the ordinary course of business;

(b)	the Supplier gives the Recipient reasonable advance written notice of such changes; and

(c)	such changes do not cause the Services to fail to comply, in any material respect, with the requirements of this Agreement and otherwise do not adversely affect, in any material respect, the manner of performance of the applicable Services.

2.7	Additional Services

2.7.1	If at any time prior to 30 days before the Long Stop Date, and following the Completion Date, the Recipient identifies a need for additional services, the Recipient may request the Supplier to provide the same, in accordance with the procedure outlined in clause 2.7.2, provided that:

(a)	such additional service had been provided by the Supplier or another member of the Supplier Group to any member of the Recipient Group during the Operating Period; and

(b)	the supply of the additional service is necessary to ensure a smooth transition of the Business to the Purchaser Group.

2.7.2	The Recipient’s Transition Manager may propose reasonable and suitable amendments to the Services, requesting that the Supplier Group continue to perform such activities or assist the Recipient to do so as an additional service, and the parties shall negotiate in good faith to agree the terms (including Service Charges, which shall accord with the charges paid during the Operating Period, subject to any reasonable increases, and Service Termination Date) that should apply to such additional services, and any other terms and conditions particular to the provision of such additional services. If these are agreed, the additional services shall be deemed to be included in the definition of “Services” and provided in all other respects on the terms and conditions of this Agreement.

2.8	Conflict with Applicable Law

2.8.1	Notwithstanding any other provisions of this Agreement, the Supplier shall not be required to provide the Services or otherwise comply with any obligation under this Agreement or, where relevant, follow any instructions from the Recipient under this Agreement, in each case to the extent that the Supplier reasonably considers that to do so would conflict with any Applicable Law (including as a result of a Change in Law) and/or the terms of any contracts, agreements or licences with Third Parties, or where it is otherwise not legally permitted to do so.

2.8.2	In such event, to the extent permitted by Applicable Law, or the terms of the relevant contract, agreement or licence, the Supplier shall inform the Recipient of such conflict.

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3.	Dependencies

3.1	Provision of information and assistance

The Recipient shall cooperate with the Supplier and provide it with all such information and assistance as the Supplier reasonably requires in order to enable the Supplier Group to provide the Services.

3.2	Access to premises

3.2.1	The Recipient shall allow the Supplier, each member of the Supplier Group, and its and their respective Representatives, access, upon reasonable notice, to the facilities and other premises of any member of the Recipient Group as is reasonably required for the performance of the Services in accordance with this Agreement.

3.2.2	Any member of the Supplier Group may enforce the terms of clause 3.2.1 subject to, and in accordance with, the provisions of the Third Parties Act and clause 24.2.

3.3	No liability

The Supplier shall have no liability for any failure to provide, or delay in providing, the Services in accordance with the terms of this Agreement to the extent such failure or delay results from:

3.3.1	the failure of the Recipient to perform, or any delay by the Recipient (or its Representatives) in performing, the obligations set out in this Agreement upon which the Supplier’s performance is dependent, including this clause 3; or

3.3.2	any act or omission of the Recipient, any member of the Recipient Group or its or their respective Representatives.

4.	third party consents

4.1	Third Party consents

4.1.1	The Supplier shall use reasonable endeavours to obtain and maintain (in each case, to the extent not already obtained) until the applicable Service Termination Date, any Third Party consents, licences, permits, approvals and agreements as are required for the provision of each Service under this Agreement (the “Third Party Consents”).

4.1.2	The Recipient shall promptly provide all such assistance in obtaining and maintaining any Third Party Consent as the Supplier may reasonably request from time to time.

4.1.3	If any Third Party obliges the Supplier to procure that the Recipient or any other member of the Recipient Group enters into a contract, agreement or licence with the relevant Third Party, or if any Third Party Consent is provided subject to the Recipient or any other member of the Recipient Group entering into a contract, agreement or licence with the relevant Third Party, in either case in order for any Services to be provided to the Recipient, the failure by the Recipient or, as applicable, any other member of the Recipient Group to enter into such contract, agreement or licence shall be deemed to be an obligation on which the Supplier’s performance is dependent, and shall be dealt with in accordance with clause 3.3.

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4.1.4	In the event that:

(a)	any Third Party Consent relating to such Service has not been obtained (or, having been obtained, has been revoked); or

(b)	any Third Party alleges that the provision of the Services would constitute a breach of any contract, agreement or licence between that Third Party and any member of the Supplier Group,

the Supplier shall use reasonable endeavours, at the Recipient’s cost, which shall be in line with the Service Charges, to put alternative arrangements in place such that the Supplier Group can continue to provide the Services or services equivalent to the Services until the applicable Service Termination Date; provided that the Supplier shall not be required to provide, and shall not be liable under this Agreement for not providing, any such Service if alternative arrangements are not reasonably available.

4.1.5	The Supplier shall have no obligation under clause 4.1.4 to use reasonable endeavours to put alternative arrangements in place in the event that the failure to obtain, or revocation of, a relevant Third Party Consent (or allegation by a Third Party of breach of contract, agreement or licence) results from any act or omission of any member of the Recipient Group or any of their respective Representatives.

4.2	Third Party Suppliers

4.2.1            If any Shared Services are provided under this Agreement pursuant to a contract, agreement or licence with a Third Party Supplier (a “Third Party Supplier”), and such contract, agreement or licence expires, is terminated or is due for renewal (in whole or in part) prior to the Long Stop Date, the Supplier shall notify the Recipient as soon as reasonably possible and, if requested by Recipient: (a) at the cost of the Recipient, use its reasonable endeavours to assist the Recipient to procure such Shared Services directly from the Third Party Supplier; or (b) if Recipient is unable to procure the Shared Services directly from the Third Party Supplier and the Supplier is renewing the contract, licence or agreement with the Third Party Supplier with respect to such services, Supplier shall include Recipient’s requirements in connection with such renewal, provided that Recipient shall be required to pay the incremental cost of including Recipient’s requirements in such renewal for the full renewal term (even if such renewal extends beyond the Service Termination Date or the Long Stop Date). Neither the Supplier, nor any member of the Supplier’s Group will be liable for any failure to provide the relevant Shared Service provided that, in the event that a contract, agreement or licence is terminated, such termination is not as a result of a breach of the relevant contract, agreement or licence by the Supplier which has not been caused by the Recipient.

4.2.2            If any of the Services (other than Shared Services) are provided under this Agreement pursuant to a contract, agreement or licence with a Third Party Supplier, and such contract, agreement or licence expires or is terminated (in whole or in part) prior to the Long Stop Date, the Supplier shall, if requested by the Recipient, at the cost of the Recipient, use its reasonable endeavours to assist the Recipient to procure replacement services which are the same as or similar to such Services. Neither the Supplier, nor any member of the Supplier’s Group will be liable for any failure to provide the relevant Service provided that, in the event that a contract, agreement or licence is terminated, such termination is not as a result of a breach of the relevant contract, agreement or licence by the Supplier which has not been caused by the Recipient.

4.2.3            Supplier and Recipient shall make commercially reasonable efforts to transfer contracts, agreements or licenses with Third Party Suppliers prior to the applicable Service Termination Date.

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4.3	Compliance

4.3.1            The Recipient shall comply, and shall procure that the members of the Recipient Group shall comply, with the terms of any contract, agreement or licence with a Third Party supplier in connection with the receipt of the Services provided that the Supplier has advised the Recipient of the relevant terms of such contract, agreement or licence.

4.3.2            The Recipient shall not cause the Supplier or any member of the Supplier Group to be in breach of or default under any contract, agreement or licence with a Third Party supplier, provided that the Supplier has advised the Recipient of the relevant terms of such contract agreement or licence.

5.	transition management

5.1	Transition Managers

5.1.1            Each party shall nominate a transition manager (each a “Transition Manager”, and together the “Transition Managers”).

5.1.2	The Transition Managers shall be the point of contact for all questions and issues relating to the Services.

5.1.3            Each party shall be entitled to change its Transition Manager at any time on giving at least two Business Days’ prior written notice to the other party.

5.2	Transition meetings

The Transition Managers shall meet remotely no less frequently than monthly, and as reasonably required, in order to:

5.2.1            discuss the Services and the status of the transition of the same to the Recipient Group;

5.2.2            discuss any proposed changes to the nature, scope or duration of the Services;

5.2.3            manage any issues relating to the Services; and

5.2.4            manage the underlying work streams involved in facilitating the transition of the Services to the Recipient Group, which transition shall be carried out by the appropriate project teams to be appointed by each party (each a “Project Team”, and together the “Project Teams”).

5.3	Transition Plan

5.3.1	As soon as reasonably practicable after the Completion Date (but in any event within 10 Business Days thereafter), the Transition Managers shall use their respective good faith endeavours to agree a transition plan based on the regulatory, manufacturing, supply chain and commercial requirements of the Business (the “Transition Plan”), provided that if the Transition Managers cannot agree on the content of the Transition Plan within such period the Supplier shall continue providing the Services as detailed in schedule 1.

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5.3.2            The main objectives of the Transition Plan shall be to ensure the orderly transfer of responsibility for the provision of the Services to the Recipient Group with the objective of reducing the Recipient Group’s dependency on the Services as quickly as is reasonably and commercially practicable.

5.3.3            Subject to any change agreed in accordance with clause 6, if there is any conflict between the Transition Plan and this Agreement, this Agreement shall prevail.

5.4	Responsibilities of the Transition Managers

The Transition Managers shall be responsible for

5.4.1            agreeing and monitoring the Transition Plan;

5.4.2            reviewing and agreeing any amendments to the Transition Plan; and

5.4.3            managing the provision of the Services and reviewing and agreeing any changes to the Services or the Service Charges to the extent permitted under this Agreement.

5.5	Disputes

If the Transition Managers cannot resolve a matter specifically delegated to them within 10 Business Days after the Transition Managers begin discussing the same, the matter shall be dealt with pursuant to clauses 25.2.2 and 25.2.3.

6.	SERVICE Changes

6.1	Proposed Changes to the Services

6.1.1            Subject to clause 15 and unless otherwise set out in this Agreement, if a party wishes to make a change to a Service Termination Date, the nature (including service levels), volume and/or execution of any of the Services, such party’s Transition Manager shall submit details of the requested change in writing (a “Change Request”) to the other party’s Transition Manager.

6.1.2            If the Supplier submits a Change Request it shall include a written estimate of:

(a)	the time required to implement the change detailed in the Change Request;

(b)	any proposed variations to the Service Charges arising from the Change Request; and

(c)	any other impact of the Change Request on the Services or the terms of this Agreement.

6.1.3            If the Recipient submits a Change Request, the Supplier shall, within a reasonable period of time, provide to the Recipient a written estimate of the matters set out in clause 6.1.2 and the Supplier may charge, on a time and material basis, for time spent in providing the same.

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6.2	Consideration of Change Requests

6.2.1            Any Change Request and the related Supplier’s estimates shall be considered at the next following meeting of the Transition Managers.

6.2.2            The parties shall consider the Change Request in good faith and no party shall be under any obligation to accept any Change Request submitted by the other.

6.2.3            Each party shall give their formal response to a Change Request within 10 Business Days of the meeting of the Transition Managers referred to in clause 6.2.1.

6.3	Related Service Charges

The Supplier shall be under no obligation to change the provision of any of the Services unless the parties have agreed the relevant change to the Service Charges in respect of the same.

7.	service Charges and payment terms

7.1	Service Charges

7.1.1            In consideration of the Supplier providing the Services to the Recipient Group, the Recipient shall pay, or procure the payment of, the Service Charges to the Supplier.

7.1.2            The Service Charges for each Service or the basis for calculation of them are set out in schedule 1.

7.2	Expenses

7.2.1	In addition to the Service Charges, the Recipient shall reimburse the Supplier for all of the Supplier’s (and any other members of the Supplier Group’s) out-of-pocket expenses, together with any Third Party provider’s out-of-pocket expenses, in each case incurred in providing the Services, including in each case all travel, accommodation and subsistence expenses (together the “Expenses”), provided that the Recipient has provided its prior written consent to the incurrence of any non-urgent Expense in excess of USD 5,000, which consent shall not be unreasonably withheld or delayed. Prior consent of the Recipient shall not be required for the incurrence of any Expense up to such threshold or which is incurred on an urgent basis.

7.2.2            Any member of the Supplier Group may enforce the terms of clause 7.2.1 subject to, and in accordance with, the provisions of the Third Parties Act and clause 24.2.

7.2.3	If and while any Expenses which require the Recipient’s approval have not been approved by the Recipient, the Supplier shall not be required to provide the relevant Service, or the relevant part thereof, relating to the Expenses in question, and the Supplier shall not incur any liability under this Agreement for not providing the relevant Service, or the relevant part thereof, as a result thereof.

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7.3	Changes in costs

7.3.1	If the cost of providing the Services changes to a material extent (including any change in costs that results from changes being made to the Services under clause 6 or a Change in Law), the Supplier shall notify the Recipient of the change in writing, giving the reasons for, and amount of, the change in the cost and the proposed change to the Service Charges.

7.3.2	Proposed changes to the Service Charges shall be subject to the Recipient’s approval (not to be unreasonably withheld, delayed or conditioned) and the Recipient shall give its response to the Supplier in writing within 10 Business Days of receipt of notice from the Supplier of the proposed change.

7.3.3	If the parties, within 10 Business Days of receipt by the Recipient of notice of a proposed change to the Service Charges, are unable to agree on a revision to the Service Charges under this clause 7.3, the dispute shall be resolved in accordance with clause 25.

7.4	Payment terms

7.4.1            The Recipient shall pay the Service Charges monthly, in advance, and any Expenses monthly, in arrears, within ten Business Days of receipt of an invoice issued by the Supplier for the same.

7.4.2            The Recipient shall pay invoices in full within ten Business Days of receipt and in cleared funds to the account in the name of the Supplier as follows (or such other account as is notified to the Recipient by the Supplier from time to time):

By ACH Payment:

Bank Name:

Account Name:

Account Number:

Account Type:

Routing Number:

Swift Code:

7.5	Interest on overdue amounts

7.5.1            If either party fails to make any payment due to the other party under this Agreement (whether determined by agreement or pursuant to an order of court or otherwise) by the due date for payment, then, without limiting the other party’s remedies under this Agreement, the defaulting party shall pay interest on the overdue amount at the annual rate of five per cent. above the base rate of Barclays Bank plc from time to time.

7.5.2            Such interest shall accrue on a daily basis from the due date until actual payment of the overdue amount (both dates inclusive), whether before or after judgment.

7.6	Disputed Invoices

7.6.1            If the Recipient disputes any invoice or other request for payment, the Recipient shall promptly notify the Supplier in writing and the parties shall negotiate in good faith to attempt to resolve the dispute promptly.

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7.6.2            The Supplier shall provide all such evidence as may be reasonably necessary and readily available to the Supplier to verify the disputed invoice or request for payment.

7.6.3            If the parties have not resolved the dispute within 10 Business Days of the Recipient giving notice to the Supplier, the dispute shall be resolved in accordance with clause 25.

7.6.4            Where only part of an invoice is disputed, the undisputed amount shall be paid on the due date as set out in clause 7.4.

7.7	Service Charges exclusive of VAT

7.7.1	The Service Charges are exclusive of amounts in respect of VAT.

7.7.2            The Recipient shall, on receipt of a valid VAT invoice from the Supplier, pay to the Supplier such additional amounts in respect of VAT as are chargeable on a supply of any of the Services.

7.8	Set off

7.8.1	All payments due to the Supplier under this Agreement shall be made in full and cleared funds, without any set off, deduction or withholding whatsoever, except for any deduction or withholding which must be made under Applicable Law, unless otherwise agreed in writing by the Supplier.

7.8.2            If the Recipient is required to deduct or withhold any amount under Applicable Law, the Recipient shall increase the sum it pays to the Supplier by the amount necessary to leave the Supplier (after such deduction or withholding, including any additional deduction or withholding required as a result of the increase in the amount payable) with an amount equal to the sum it would have received if no deduction or withholding had been made.

7.9	Payments due on termination

All payments payable to the Supplier under this Agreement shall become due immediately on its termination. This clause 7.9 is without prejudice to any right to claim for interest under Applicable Law or under this Agreement.

8.	Compliance

In performing the Services, the Supplier shall comply in all material respects with Applicable Law, and each party shall co-operate with, and provide reasonable assistance to, the other party in respect of any enquiries which may be received from time to time from any Relevant Authority in connection with the Services.

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9.	intellectual property

9.1	Background Intellectual Property Rights

9.1.1            All Background Intellectual Property Rights are and shall remain the exclusive property of the party owning them (or, where applicable, the Third Party from whom a party’s right to use the Background Intellectual Property Rights has derived).

9.1.2            During the Term, each party shall grant to the other party and to each member of the Supplier Group (in the case of the Supplier) and to each member of the Recipient Group (in the case of the Recipient) a non-exclusive, royalty-free, non-transferable licence to use its Background Intellectual Property Rights in each case solely to the extent required:

(a)	to perform or receive the Services in accordance with this Agreement; and

(b)	for the Recipient to make reasonable use of the Materials,

with a right to grant sub-licences to suppliers and permitted sub-contractors in respect of such rights strictly to the extent necessary for such purpose.

9.1.3            Any member of the Supplier Group may enforce the terms of clause 9.1.2 subject to, and in accordance with, the provisions of the Third Parties Act and clause 24.2.

9.2	Foreground Intellectual Property Rights

9.2.1            All Foreground Intellectual Property Rights shall be the exclusive property of the Supplier from creation.

9.2.2	The Supplier hereby grants a non-exclusive, non-assignable, non-sublicensable, royalty-free, licence under the Foreground Intellectual Property Rights, to such extent and for such period as is necessary to enable the Recipient to make reasonable use of the Materials and receive the benefit of the Services.

9.3	Temporary Brand Licence

The Supplier hereby grants (or shall procure the grant) to the Recipient and to each member of the Recipient Group a non-exclusive, royalty-free licence to use and exploit the Brand and the Marketing Collateral in the ordinary course of the operation of the Business for a period of 12 months from and including the Completion Date. Recipient shall:

9.3.1	only use and exploit the Brand and the Marketing Collateral in substantially the same manner as they were used in the operation of the Business during the Operating Period; and

9.3.2	comply with the Supplier’s standard branding guidelines and reasonable instructions from time to time in respect of the use and exploitation of the Brand and Marketing Collateral, which shall be provided to the Recipient by no later than three Business Days following the Completion Date.

9.4	No other rights or obligations

Except as expressly provided in this Agreement, neither party shall be granted any rights or assume any obligations in respect of the other party’s Intellectual Property rights pursuant to this Agreement.

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10.	DATA PROTECTION

10.1	Compliance with Data Protection Laws

Each party shall comply, and shall procure that each member of the Recipient Group (in respect of the Recipient) and the Supplier Group (in respect of the Supplier) complies, with its obligations under the Data Protection Laws at all times.

10.2	Interpretation

For the purposes of this clause 10, the following terms shall have the meanings set out in the UK GDPR or, where the UK GDPR is not applicable, in the applicable Data Protection Laws: “Personal Data”, “Controller”, “Processing” (with “Process” having a corresponding meaning), “Processor” and “Data Subject”.

10.3	Controller and Processor

Both parties agree and acknowledge that whenever Personal Data is processed in relation to the receipt or performance of the Services, the Recipient shall be the Controller and the Supplier shall be the Processor.

10.4	Processing by the Supplier

Without prejudice to the generality of clause 10.1, the Supplier shall not process Personal Data received from the Recipient, or collected or otherwise processed in connection with the Services, for its own purposes, or for the purposes of any Third Party.

10.5	Personal data and Processing

The subject matter and duration of the processing, nature and purpose of the processing, the type of personal data, and categories of Data Subjects are set out in schedule 3.

10.6	The Supplier’s obligations as Processor

When Processing Personal Data in the course of providing the Services, or performing any other obligation under this Agreement the Supplier shall, at all times:

10.6.1	implement appropriate technical and organisational measures in such a manner that Processing will meet the requirements of the Data Protection Laws and ensure the protection of the rights of Data Subjects;

10.6.2	process Personal Data only in accordance with the subject matter, duration, nature and purpose of Processing determined by its obligations under this Agreement as set out in schedule 3;

10.6.3	not transfer Personal Data outside the UK or the EEA unless required to do so by any Applicable Law, in which case it shall inform the Recipient of that legal requirement before Processing, unless prohibited by Applicable Law;

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10.6.4	use reasonable endeavours to ensure an appropriate level of security in respect of the Processing, taking into account the state of the art, the costs of implementation and the nature, scope, context and purposes of Processing as well as the risk of varying likelihood and severity for the rights and freedoms of natural persons;

10.6.5	where it engages another Processor for carrying out specific processing activities on behalf of the Recipient, impose the same data protection obligations as set out in this Agreement on that other Processor;

10.6.6	taking into account the nature of the Processing, assist the Recipient by implementing appropriate technical and organisational measures, insofar as this is possible, for the fulfilment of the Recipient’s obligations to respond to requests from a Data Subject for the exercise of the rights of the Data Subject under the Data Protection Laws, including requests for access;

10.6.7	assist the Recipient in ensuring compliance with its obligations pursuant to Articles 32 to 36 of the UK GDPR or any equivalent provision of the Data Protection Laws (Security of Processing, Breach, Impact Assessment and Prior Consultation) taking into account the nature of the Processing and the information available to the Supplier;

10.6.8	at the choice of the Recipient, delete or return all the Personal Data after Processing ends, and delete existing copies unless any Applicable Law requires further retention of the Personal Data.

11.	WARRANTIES

11.1	Each party warrants to the other party that:

11.1.1          it has the right, power and authority, and has taken all action necessary, to execute, deliver and exercise its rights and perform its obligations under this Agreement;

11.1.2          it is entering into this Agreement on its own behalf and not on behalf of any other person; and

11.1.3          its obligations under this Agreement constitute binding obligations which are enforceable against it in accordance with the terms of this Agreement.

12.	recipient’s INDEMNITY

12.1	Indemnity

The Recipient indemnifies the Supplier and the Supplier Group against all Losses suffered by the Supplier or the relevant member of the Supplier Group or their Representatives from a third-party claim arising out of or in connection with this Agreement (and including in respect to any claims of infringement, misappropriation, or violation of Intellectual Property rights), in the event that the Recipient and/or any member of the Recipient Group has breached the terms of clause 4.3.1, except to the extent such Losses arise directly out of:

12.1.1          any breach of this Agreement by the Supplier;

12.1.2          the negligence, wilful misconduct or fraud of the Supplier or any other member of the Supplier Group in performing the Services; or

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12.1.3          save to the extent related to the Recipient’s use of, migration of, access to or any other provision of any IT systems of the Supplier Group, any claims of infringement, misappropriation, or violation of Intellectual Property rights arising out of or resulting from:

(a)	the performance of the Services by the Supplier, any other member of the Supplier Group or any Representative of the Supplier; or

(b)	any Intellectual Property furnished by the Supplier, any other member of the Supplier Group or any Representative of the Supplier.

12.2	Enforcement by the Supplier Group

Any member of the Supplier Group and their respective Representatives may enforce the terms of clause 12.1 subject to, and in accordance with, the provisions of the Third Parties Act and clause 24.2.

13.	Limitations of Liability

13.1	No limitations

Nothing in this Agreement excludes or limits the liability of either party for:

13.1.1	death or personal injury caused by that party’s negligence:

13.1.2	fraud or fraudulent misrepresentation;

13.1.3	any sums payable pursuant to clause 11;

13.1.4	in the case of the Recipient, failure to pay any Service Charge or other sums properly owing to the Supplier under this Agreement; or

13.1.5	any other matter to the extent that such exclusion or limitation would be unlawful.

13.2	Limitations

13.2.1          Without prejudice to clauses 13.1 and 13.3, each party’s total liability arising under or in connection with this Agreement in any calendar year, whether arising in contract, tort (including negligence or misrepresentation) or otherwise, shall be limited to an amount equal to the aggregate Service Charges and Expenses paid or payable in that calendar year.

13.2.2          Neither party (the “Defaulting Party”) shall be liable in respect of any claim under this Agreement unless the non-defaulting party (the “Aggrieved Party”) has notified the Defaulting Party stating in reasonable detail the nature of the claim and, if reasonably practicable, the amount claimed within 20 Business Days following the date on which the Aggrieved Party became, or ought reasonably to have become, aware of the event having occurred.

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13.3	No recovery of certain heads of loss

Subject to clause 13.1, neither party shall, under any circumstances whatsoever, be liable to the other, whether in contract, tort (including negligence) or restitution, or for breach of statutory duty or misrepresentation, or otherwise, for any:

13.3.1          loss of profit or revenue;

13.3.2          loss of business, business opportunity, contracts or goodwill;

13.3.3          loss of anticipated saving;

13.3.4          loss or corruption of data or information; or

13.3.5          special, indirect or consequential damage or loss (whether or not reasonably foreseeable and even if the first party had been advised of the possibility of the other party incurring such loss or type of loss), suffered by the other party that arises under or in connection with this Agreement.

13.4	Non-performance or breach

13.4.1          Subject to clauses 13.1 and 13.3, the liability of the Supplier to the Recipient for any non-performance or breach of this Agreement in connection with the provision of the Services (whether in contract, tort or otherwise) shall be limited to re-performing the Services in accordance with this Agreement or, at the option of the Supplier, the cost of replacing those Services.

13.4.2          The liability of the Supplier for any non-performance or breach of this Agreement (whether in contract, tort or otherwise) shall, to the extent such non-performance or breach is caused by any non-performance or breach by any sub-contractor, be limited to the sum, or the replacement products or services, the Supplier is entitled to recover from such subcontractor.

13.5	No double recovery

Neither party shall be entitled under any provision of this Agreement to recover damages, or obtain payment, reimbursement, restitution or indemnity more than once in respect of the same loss, shortfall, damage, deficiency, breach or other event or circumstance.

13.6	Cause of loss

13.6.1          Neither party shall be liable to the other party for any claim under this Agreement to the extent that the party bringing such claim (or any other member of the Supplier Group, in the case of the Supplier, or any other member of the Recipient Group, in the case of the Recipient) participated in causing such claim.

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13.6.2          The Supplier shall not be liable in any way for any breach of clause 2.1 if and to the extent that the breach was caused by:

(a)	the level or volume of any Service exceeding the level or volume of the service equivalent to the Service used by the Business at any time during the Operating Period; and/or

(b)	the Recipient’s requirements for personnel and other resources in the provision of any Service exceeding the level of the resources allocated by the Supplier Group in the provision of the service equivalent to that Service used by the Business at any time during the Operating Period.

14.	Force Majeure
14.1	Impact of Force Majeure

If a party (the “Affected Party”) is prevented from or delayed in performing any of its obligations (other than, in respect of the Recipient, its obligations to pay the Services Charges and Expenses) under this Agreement by Force Majeure then:

14.1.1          the Affected Party’s relevant obligations under this Agreement shall be suspended for as long as the Force Majeure continues, and the Affected Party shall not be in breach of this Agreement or otherwise liable for any such failure or delay in the performance of such obligations;

14.1.2          as soon as reasonably practicable after the start of the Force Majeure, the Affected Party shall notify the other party of the nature of the Force Majeure and the likely effects of the Force Majeure on its ability to perform its obligations under this Agreement; and

14.1.3          as soon as reasonably practicable after the end of the Force Majeure, the Affected Party shall notify the other party that the Force Majeure has ended and shall resume performance of its obligations under this Agreement.

14.2	Impact on Service Charges

14.2.1          The parties agree that the Service Charges shall be reduced fairly and equitably to reflect any Services that cannot be provided, or the provision of which is impaired or degraded, as a result of Force Majeure.

14.2.2          any such Force Majeure shall not affect the Recipient’s obligation to pay for all Services performed up to the point at which the Force Majeure occurred, or for any Services which are not affected by the Force Majeure.

14.3	Termination

If Force Majeure prevents, hinders or delays the Affected Party’s performance of its obligations for a continuous period of more than 30 Business Days, the other party may terminate this Agreement by giving at least 10 Business Days’ written notice to the Affected Party.

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15.	term and termination

15.1	Term

This Agreement shall commence on the Completion Date and, unless terminated in accordance with this clause 15, shall continue in full force and effect on a Service by Service basis until, unless otherwise agreed, the date specified for such Service in schedule 1 (the “Service Termination Date”), whereafter this Agreement shall automatically terminate.

15.2	Amendment of Service Termination Date

The parties may extend the Service Termination Date in relation to any Service, for 30 day periods only, with the mutual written agreement of both parties in accordance with clause 6.1.

15.3	Termination by the Recipient

The Recipient in its sole discretion shall be entitled to terminate early any of the Services pursuant to this Agreement upon giving the Supplier at least 30 Business Days prior written notice.

15.4	Termination by either party

Either party may terminate this Agreement, with immediate effect, in its sole discretion and upon service of written notice to the other party:

15.4.1	if the other party fails to comply with any of the material obligations under this Agreement and fails to remedy the violation or breach within 20 Business Days, after having been notified in writing by the terminating party;

15.4.2	to the extent permitted by Applicable Law, if an Insolvency Event occurs in relation to the other party; and/or

15.4.3	if the other party ceases or threatens to cease to carry on business.

15.5	Consequences of termination

15.5.1          On termination or expiry of this Agreement:

(a)	the licences of Intellectual Property granted under clause 9 shall terminate with immediate effect, except to the extent relevant to any remaining Services or parts thereof;

(b)	the Supplier may immediately disconnect any communications link by which the Recipient accesses any Service of part thereof; and

(c)	clauses 1, 10, 11, 15.6, 26 and 28 shall continue in force in addition to this clause 15.5.

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15.5.2          Termination or expiry of this Agreement shall not affect any rights, remedies, obligations or liabilities of the parties that have accrued up to the date of termination or expiry, including the right to claim damages in respect of any breach of this Agreement which existed at or before the date of termination or expiry.

15.6	Obligations on Termination

On termination of this Agreement and on the termination of an individual Service, each party shall (and in the case of the Supplier, shall procure that each member of the Supplier Group shall, and in the case of the Recipient, shall procure that each member of the Recipient Group shall) promptly:

15.6.1          pay all Service Charges and any other sums owed to the Supplier and/or any member of the Supplier Group pursuant to this Agreement within 10 Business Days of receiving an invoice for the same;

15.6.2          return to the other party all data, books, records, files equipment, materials and other property belonging to the other party that the other party had supplied to it in connection with the supply or receipt of the Services under this Agreement;

15.6.3          return to the other party all documents and materials (and any copies) containing the other party’s confidential information which were generated in connection with the provision or receipt of the Services, unless otherwise required to retain same pursuant to Applicable Laws;

15.6.4          erase all the other party’s confidential information obtained as a result of providing or receiving the Services from its computer systems (to the extent possible), unless otherwise required to retain same pursuant to Applicable Laws; and

15.6.5          on request, certify in writing to the other party that it has complied with the requirements of this clause 15.6.

16.	Confidentiality

16.1	Confidentiality re this Agreement

Subject to clause 16.2, each party shall:

16.1.1          treat as confidential, and shall not disclose to any person, information obtained as a result of preparing, negotiating, entering into or performing this Agreement which relates to:

(a)	the provisions of this Agreement, including any Service;

(b)	the negotiations relating to this Agreement;

(c)	the subject matter of this Agreement; or

(d)	the other party or, in the case of Supplier, any member of the Recipient’s Group or, in the case of the Recipient, any member of the Supplier’s Group,

such information being “Confidential Information”;

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16.1.2          make every effort to prevent the disclosure of Confidential Information; and

16.1.3          procure that each member of the Supplier’s Group, in the case of Supplier, and each member of the Recipient’s Group, in the case of Recipient, complies with the provisions of clauses 16.1.1 and 16.1.2 as if the provisions of those clauses were expressed to apply to it.

16.2	Exceptions

Subject to clause 16.3 and notwithstanding the provisions of clause 16.1, each party, each member of the Supplier’s Group and each member of the Recipient’s Group may disclose Confidential Information (including by way of a public announcement or the issue of a circular to shareholders) if and to the extent:

16.2.1          required by law or for the purpose of any judicial proceedings;

16.2.2          lawfully required by any Relevant Authority any market operated by a Recognised Investment Exchange or regulatory or governmental body to which that party is subject or reasonably submits, wherever situated, whether or not the requirement for disclosure has the force of law;

16.2.3          required to vest the full benefit of this Agreement in that party;

16.2.4          such information has already come into the public domain through no fault of that party;

16.2.5          made to:

(a)	the professional advisers, auditors or bankers of that party or of any other member of the Supplier’s Group (in the case of the Supplier) or of any other member of the Recipient’s Group (in the case of the Recipient); or

(b)	the Representatives of that party or of any other member of Supplier’s Group (in the case of the Supplier) or of any other member of the Recipient’s Group (in the case of the Recipient) who need to know the information for the purposes of the transactions effected or contemplated by this Agreement, provided that the party making the disclosure shall procure that each of those persons comply with clause 16.1 as if the provisions of such clause were expressed to apply to it;

16.2.6          the other party has given its prior written consent to the disclosure, such consent not to be unreasonably withheld or delayed; or

16.2.7          such information is of the type referred to in clause 16.1.1(d) and is already lawfully in the possession of that party as evidenced by its, or its professional advisers’, written records, not having been acquired directly or indirectly from, or on behalf of, the other party to this Agreement.

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16.3	Disclosure only after notice etc.

Any disclosure pursuant to clauses 16.2.1 or 16.2.2 shall, so far as is practicable, be made after:

16.3.1          notice to, and consultation with, the other party (except where such notice or consultation is prohibited by law); and

16.3.2          taking into account the reasonable requirements of the other party as to the content, timing and manner of such disclosure,

and the disclosing party shall take reasonable steps to co-operate with any action which the other party may reasonably elect to take to challenge legally the validity of that requirement.

16.4	No limit in time

The provisions of this clause 16 shall apply without limit in time and notwithstanding any termination of this Agreement.

17.	FURTHER ASSURANCE

Each party shall (and, in the case of the Supplier, shall procure that each member of the Supplier Group shall, and, in the case of the Recipient, shall procure that each member of the Recipient Group shall) from time to time, at its own cost, do, perform, sign, execute and deliver all such acts, deeds, documents and things (or procure the doing, performance, signing, execution or delivery thereof) as the other party may from time to time reasonably require, in a form and in terms satisfactory to the other party (acting reasonably), to give full effect to this Agreement and to secure to the other party the full benefit of the rights, powers and remedies conferred upon it in this Agreement.

18.	COSTS AND PAYMENTS

The Supplier shall pay the costs, charges and expenses relating to the negotiation, preparation and execution of this Agreement. Each party shall pay its own costs, charges and expenses relating to the performance of this Agreement, except that this shall not prejudice the right of either party to seek to recover its costs in any Proceedings.

19.	ENTIRE AGREEMENT

19.1	Entire agreement

This Agreement and the other Acquisition Documents, constitute the whole and only agreement between the parties in relation to the provision of the Services and supersedes any previous discussions, agreements, statements, undertakings, covenants, promises, assurances, representations, warranties and arrangements whether written or oral between the parties in relation to that subject matter.

19.2	No reliance

19.2.1	Subject to clause 19.4, the Recipient represents that it has not relied on, or been induced to enter into this Agreement by, a Statement given by any member of Supplier Group, and any member of the Supplier Group may enforce the terms of this clause 19.2.1 subject to, and in accordance with, the provisions of the Third Parties Act and clause 24.2.

19.2.2	Subject to clause 19.4 or other than as expressly set out in this Agreement, the Supplier shall not be liable to the Recipient for any Statement (including one made negligently) or in respect of any other matter, event or circumstance relating to the Services.

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19.3	No action re previous agreements etc.

Subject to clause 19.4, neither party shall bring any action and shall procure that no member of the Recipient Group, in respect of the Recipient, or the Supplier Group, in respect of the Supplier, brings any action to the other in relation to:

19.3.1          any previous agreement(s) between them relating to the subject matter of this Agreement; or

19.3.2          save as expressly set out in this Agreement, any Statement or any other matter, event or circumstance relating to the Services,

and any member of the Recipient Group or the Supplier Group and any Representative of any member of the Recipient Group or the Supplier Group may enforce the terms of this clause 19.3, as applicable, subject to, and in accordance with, the provisions of the Third Parties Act and clause 24.2.

19.4	Fraud etc.

Nothing in this clause 19 shall have the effect of limiting or restricting any liability arising as a result of any fraud.

20.	INVALIDITY

If at any time all or any part of any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect, then the remainder of that provision and all other provisions of this Agreement shall remain valid and enforceable.

21.	AMENDMENTS, WAIVERS AND RIGHTS

21.1	Amendments

No amendment or variation of the terms of this Agreement shall be effective unless it is made or confirmed in a written document signed by, or on behalf of, both parties.

21.2	Delay in exercise/non-exercise of rights

Except as expressly set out in this Agreement, no delay in exercising, or non-exercise, by either party of any right, power or remedy provided by law or under this Agreement impairs, or constitutes a waiver or release of, that right, power or remedy.

21.3	Waivers

Any waiver or release must be specifically granted in writing signed by the party granting it and shall:

21.3.1	be confined to the specific circumstances in which it is given;

21.3.2	not affect any other enforcement of the same or any other right, power or remedy; and

21.3.3	unless it is expressed to be irrevocable, be revocable at any time in writing.

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21.4	Exercise of rights

No single or partial exercise of any right, power or remedy provided by law or under this Agreement prevents any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy.

22.	ASSIGNMENT and Sub-contracting

22.1	Agreement binding on successors and permitted assignees

This Agreement shall be binding on and inure for the benefit of the successors and permitted assignees of the parties.

22.2	No assignment generally

This Agreement is personal to each party. Accordingly, neither party may assign, transfer, declare a trust of the benefit of, or in any other way alienate, or create rights over, any of its rights or benefits under this Agreement whether in whole or in part.

22.3	Unpermitted assignment void

Any purported assignment in contravention of clause 22.2 shall be void.

22.4	Sub-Contracting

The Supplier may sub-contract the provision of the Services to another member of the Supplier Group or any Third Party, provided that, subject to the other terms of this Agreement, the Supplier shall remain at all times responsible to the Recipient for the performance of the Supplier’s obligations under this Agreement.

23.	Independent Contractors

23.1	No partnership etc

During the Term, the Supplier’s relationship with the Recipient, in respect of the Services, is that of independent contractor and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship between any member of the Supplier Group and the Recipient. Accordingly, nothing in this Agreement shall constitute evidence that:

(a)	the persons providing the Services are or may be deemed to be employees of the Recipient, and neither any member of the Supplier Group nor any Third Party who provides Services, nor their respective agents or employees, shall have any power to bind or obligate the Recipient contractually for any purpose whatsoever except as set out in this Agreement; or

(b)	the Recipient or its employees, agents or representatives receiving the Services are or may be deemed to be employees of any member of the Supplier Group, and neither the Recipient, nor its agents or employees shall have any power to bind or obligate the Supplier contractually for any purpose whatsoever except as set out in this Agreement.

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23.2	Enforcement by the Supplier Group

Any member of the Supplier Group and their respective Representatives may enforce the terms of clause 23.1 subject to, and in accordance with, the provisions of the Third Parties Act and clause 24.2.

24.	THIRD PARTY RIGHTS

24.1	Generally no Third Party rights

24.1.1          The parties do not intend that any term of this Agreement should be enforceable by virtue of the Third Parties Act by any person who is not a party save as provided in this Agreement and in accordance with clause 24.2.

24.1.2          Nothing in this clause 24.1 affects any right or remedy of a Third Party which exists or is available apart from the Third Parties Act.

24.2	Recipient Group, Supplier Group and Representatives entitled to benefit

Those persons who are stated to have the benefit of clauses 2.5, 3.2, 7.2.1, 9.1.2, 19.2.1, 19.3 and 23.1 (as the case may be) may enforce the provisions of those clauses subject to and in accordance with the Third Parties Act provided that:

24.2.1          this Agreement may be varied from time to time or rescinded without the consent of all or any of those persons and s2(1)(a) to (c) of the Third Parties Act shall not apply to this Agreement;

24.2.2          none of those persons may assign any of their respective rights under any of those clauses either in whole or in part; and

24.2.3          no member of the Recipient Group, the Supplier Group, any Representative thereof or adviser thereto may take any steps to enforce all or any of its rights under this Agreement without the Recipient or the Supplier’s prior written consent and without first having appointed the Recipient or the Supplier as its agent to have sole conduct of all Proceedings involving that person, as applicable.

25.	Dispute Resolution

25.1	Disputes

If a dispute arises out of or in connection with this Agreement or the performance, validity or enforceability of it (a “Dispute”) then either party shall give to the other written notice of the Dispute, setting out its nature and full particulars (a “Dispute Notice”), together with relevant supporting documents.

25.2	Resolution

25.2.1          On service of a Dispute Notice, the Transition Managers shall attempt in good faith to resolve the Dispute.

25.2.2	If the Transition Managers are for whatever reason unable to resolve a Dispute within 10 Business Days of service of the relevant Dispute Notice, the Dispute shall be referred to the Head of Legal of the Supplier and the Head of Legal (or equivalent title) of the Recipient, who shall attempt in good faith to resolve it; and

25.2.3	if the same are unable for whatever reason to resolve the Dispute within 20 Business Days of it being referred to them, the Dispute shall be finally resolved in accordance with clause 28.

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26.	NOTICES

26.1	Form of notices

A Notice shall be:

26.1.1          in writing;

26.1.2          in the English language; and

26.1.3          delivered personally or sent by commercial courier or by email to the party due to receive the Notice marked for the attention of the person set out in clause 26.3 and to the address set out therein or notified pursuant to clause 26.4.

26.2	Notice deemed given

Unless there is evidence that it was received earlier, a Notice is deemed given:

26.2.1          if delivered personally, at the time of delivery;

26.2.2          if sent by commercial courier, on the date and at the time of signature of the courier’s delivery receipt; and

26.2.3          if sent by email, at the time of sending provided that no notification informing the sender that the message has not been delivered is received by the sender,

and provided that if any Notice would otherwise become effective on a non-Business Day or after 17:00 hours on a Business Day, it shall instead become effective at 09:00 hours on the next Business Day.

26.3	Details of the parties

The details for the purposes of clause 26.1 are:

Party: Address: Email address: For the Attention of:	The Supplier Inseego Corp. 9710 Scranton Road, Suite 200 San Diego, CA 92121 legal@inseego.com Steven Gatoff

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With a copy, which shall not constitute notice, to Sarah Moyles at sarah.moyles@gtlaw.com

Party: Address: Email address: For the Attention of:	The Recipient Octorian Corporate Services (Mauritius) Limited Level 6, Tower A, 1 Exchange Square, Wall Street, Ebene, Mauritius Uchenna Enebeli

26.4	Amendment of Notice details

A party may change its details given in clause 26.3 by giving Notice, the change taking effect for the party notified of the change at 09:00 hours on the later of:

26.4.1          the date, if any specified in the Notice as the effective date for the change; and

26.4.2          the date 10 Business Days after deemed receipt of the Notice.

27.	COUNTERPARTS

27.1	Any number of counterparts

This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each of the parties has signed and dated at least one counterpart.

27.2	Each counterpart an original

Each counterpart constitutes an original of this Agreement, but all the counterparts together constitute but one and the same instrument.

27.3	Email delivery

Delivery of a copy of this Agreement together with an executed signature page of a counterpart (in AdobeTM Portable Document Format (PDF), JPEG or other agreed format) sent by email shall take effect as delivery of a duly signed counterpart of this Agreement.

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28.	GOVERNING LAW AND JURISDICTION

28.1	Governing law

This Agreement, and any dispute or claim arising out of, or in connection with, it or its subject matter or formation, including non-contractual disputes or claims, is governed by, and shall be construed in accordance with, the law of England and Wales.

28.2	Arbitration

Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the Rules of the London Court of International Arbitration (the “LCIA”). The LCIA Rules which shall apply shall be those in force when notice of the arbitration is served by one party on the other (the “LCIA Rules”). For the avoidance of doubt, with regard to the governing substantive law, clause 28.1 shall continue to apply for the purposes of arbitration.

28.3	Incorporation of LCIA Rules

The LCIA Rules are deemed to be incorporated by reference into this clause.

28.4	Appointment of arbitrators

The number of arbitrators shall be one. The Seller and the Purchaser shall each appoint one arbitrator and those arbitrators shall jointly appoint the chairman. As a precondition to appointment, the chairman shall be admitted as a solicitor in England and Wales. The chairman may be of the same nationality as a party.

28.5	Seat of arbitration

The seat, or legal place, of the arbitration shall be London, England.

28.6	Language

The language used in the arbitral proceedings shall be English.

28.7	Confidentiality

The parties agree to keep confidential the existence of the arbitration, arbitral proceedings, the submissions made by the parties and the decisions made by the arbitral tribunal, including its awards, except as required by Applicable Law and to the extent not already in the public domain.

28.8	Applications to court

Any party may at any time, seek from a court any equitable, interim, provisional or permanent or injunctive relief to avoid irreparable injury.

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28.9	Service of Service Documents

Any Service Documents may be served on any party:

28.9.1	by being delivered personally or sent by commercial courier in accordance with clause 26;

28.9.2	by being delivered personally or sent by commercial courier to such party’s registered office from time to time; or

28.9.3	in any other manner allowed by law.

This clause 28.9 applies to all proceedings wherever started.

28.10	For the sake of efficiency and to avoid inconsistent findings, the parties consent to the consolidation of two or more arbitrations commenced under this Agreement or any other Acquisition Document that relate to the same facts and issues and are commenced within a period of three months. For this purpose, the parties shall procure, to the extent each of them is able, that the arbitral tribunal for any such arbitration shall be composed of the same arbitrators as the tribunal for any previous such arbitration. In the event that this is not possible, the arbitral tribunal of the first such arbitration shall adjudicate the consolidation of the relevant arbitrations.

EXECUTION

The parties have shown their acceptance of the terms of this Agreement by signing it after the schedule.

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Schedule 1
services

[Omitted pursuant to Regulation S-K, Item 601(a)(5). A copy will be furnished to the SEC upon request.]

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Schedule 2
EXCLUDED services

[Omitted pursuant to Regulation S-K, Item 601(a)(5). A copy will be furnished to the SEC upon request.]

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Schedule 3
PERSONAL DATA PROCESSING SCHEDULE

[Omitted pursuant to Regulation S-K, Item 601(a)(5). A copy will be furnished to the SEC upon request.]

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Schedule 4
Brand and marketing

[Omitted pursuant to Regulation S-K, Item 601(a)(5). A copy will be furnished to the SEC upon request.]

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/s/ STEVEN GATOFF _________________________ For and on behalf of INSEEGO CORP Name: Steven Gatoff, Chief Financial Officer

/S/ KURT ERIC SCHEUERMAN _________________________ For and on behalf of INSEEGO INTERNATIONAL HOLDINGS LTD Name: Kurt Eric Scheuerman, Director

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